Exhibit 2.1

SHARE EXCHANGE AGREEMENT

THIS AGREEMENT is made as of the 31st day of December, 2010

AMONG:

VANITY EVENT HOLDINGS, INC., a corporation formed pursuant to the laws of the State of Delaware and having an office for business at P.O. Box 670793, Flushing, N.Y. 11367 (“Vanity”)

AND:

SHOGUN ENERGY, INC., a corporation formed pursuant to the laws of the State of South Dakota and having an office for business located at 118 Front Street, Brookings, SD  57006 ("Shogun")

AND:

Shawn Knapp (the “Shogun Majority Shareholders”)

AND:

The other shareholders of Shogun, each of whom are set forth on the signature page of this Agreement (the “Shogun Shareholders”)

WHEREAS:

A.              The Shogun Majority Shareholders and the Shogun Shareholders own 532,700 shares of common stock, $1.00 par value (“Shogun Shares”), as set forth on Exhibit “A” annexed hereto, collectively being 100% of the presently issued and outstanding Shogun Shares;

B.              Vanity is a reporting company whose common stock is quoted on the Over-the-Counter Bulletin Board; and

C.           The respective Boards of Directors of Vanity and Shogun deem it advisable and in the best interests of Vanity and Shogun that Shogun become a wholly-owned subsidiary of Vanity (the “Acquisition”) pursuant to this Agreement.

NOW THEREFORE THIS AGREEMENT WITNESSETH THAT in consideration of the premises and the mutual covenants, agreements, representations and warranties contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE 1
DEFINITIONS AND INTERPRETATION

Definitions

1.1 In this Agreement the following terms will have the following meanings:

(a)	“Acquisition” means the Acquisition, at the Closing, of Shogun by Vanity pursuant to this Agreement;

(b)
“Acquisition Shares” means the 500,000 shares of series A convertible preferred stock, par value $0.0001 per share, to be issued to the Shogun Shareholders at Closing pursuant to the terms of the Acquisition;

(c)	“Agreement” means this share exchange agreement among Vanity, Shogun, and the Shogun Shareholders;

(d)	“Closing” means the completion, on the Closing Date, of the transactions contemplated hereby in accordance with Article 9 hereof;

(e)
“Closing Date” means the day on which all conditions precedent to the completion of the transaction as contemplated hereby have been satisfied or waived, but in any event no later than December 31, 2010;

(f)	“Place of Closing” means the offices of Sichenzia Ross Friedman Ference LLP, or such other place as Vanity and Shogun may mutually agree upon;

(g)
“Material Adverse Effect” shall mean or describe an event, occurrence, or circumstance (including without limitation, any breach of a representation or warranty contained herein by such party) which could or reasonably be expected to result in (i) a material adverse effect on the legality, validity or enforceability of this Agreement or the consummation of any of the transactions contemplated hereby, (ii) a material adverse effect on the results of operations, assets, business, prospects or condition (financial or otherwise) of any party, taken as a whole, or (iii) a material adverse effect on the a party’s ability to perform in any material respect on a timely basis its obligations under this Agreement or the consummation of any of the transactions contemplated hereby.

(h)
“Shogun Accounts Payable and Liabilities” means all accounts payable and liabilities of Shogun, due and owing or otherwise constituting a binding obligation of Shogun (other than a Shogun Material Contract) as of September 30, 2010 as set forth in Schedule “J” hereto;

(i)	“Shogun Accounts Receivable” means all accounts receivable and other debts owing to Shogun, as of September 30, 2010 as set forth in Schedule “K” hereto;

(j)
“Shogun Assets“ means the undertaking and all the property and assets of the Shogun Business of every kind and description wheresoever situated including, without limitation, Shogun Equipment, Shogun Inventory, Shogun Material Contracts, Shogun Accounts Receivable, Shogun Cash, Shogun Intangible Assets and Shogun Goodwill, and all credit cards, charge cards and banking cards issued to Shogun;

(k)	“Shogun Bank Accounts” means all of the bank accounts, lock boxes and safety deposit boxes of Shogun or relating to the Shogun Business as set forth in Schedule “L” hereto;

(l)	“Shogun Business” means all aspects of the business conducted by Shogun;

(m)	“Shogun Cash” means all cash on hand or on deposit to the credit of Shogun on the Closing Date;

(n)
“Shogun Debt to Related Parties” means the debts owed by Shogun and its subsidiaries to the Shogun Majority Shareholder or the Shogun Shareholders or to any family member thereof, or to any affiliate, director or officer of Shogun or the Shogun Shareholders as described in Schedule “M”;

(o)	“Shogun Equipment” means all machinery, equipment, furniture, and furnishings used in the Shogun Business, including, without limitation, the items more particularly described in Schedule “N” hereto;

(p)
“Shogun Financial Statements” means collectively, the audited financial statements of Shogun for the two fiscal years ended December 31, 2008 and 2009, together with the unqualified auditors' report thereon, and the unaudited consolidated financial statements of Shogun for the nine month period ended September 30, 2010, true copies of which are attached as Schedule “O” hereto;

(q)
“Shogun Goodwill” means the goodwill of the Shogun Business together with the exclusive right of Vanity to represent itself as carrying on the Shogun Business in succession of Shogun subject to the terms hereof, and the right to use any words indicating that the Shogun Business is so carried on including the right to use the name "Shogun” or “Shogun International" or any variation thereof as part of the name of or in connection with the Shogun Business or any part thereof carried on or to be carried on by Shogun, the right to all corporate, operating and trade names associated with the Shogun Business, or any variations of such names as part of or in connection with the Shogun Business, all telephone listings and telephone advertising contracts, all lists of customers, books and records and other information relating to the Shogun Business, all necessary licenses and authorizations and any other rights used in connection with the Shogun Business;

(r)	“Shogun Insurance Policies” means the public liability insurance and insurance against loss or damage to Shogun Assets and the Shogun Business as described in Schedule “P” hereto;

(s)
“Shogun Intangible Assets” means all of the intangible assets of Shogun, including, without limitation, Shogun Goodwill, all trademarks, logos, copyrights, designs, and other intellectual and industrial property of Shogun and its subsidiaries;

(t)	“Shogun Inventory” means all inventory and supplies of the Shogun Business as of September 30, 2010 as set forth in Schedule “Q” hereto;

(u)
“Shogun Material Contracts” means the burden and benefit of and the right, title and interest of Shogun in, to and under all trade and non-trade contracts, engagements or commitments, whether written or oral, to which Shogun is entitled in connection with the Shogun Business whereunder Shogun is obligated to pay or entitled to receive the sum of $10,000 or more including, without limitation, any pension plans, profit sharing plans, bonus plans, loan agreements, security agreements, indemnities and guarantees, any agreements with employees, lessees, licensees, managers, accountants, suppliers, agents, distributors, officers, directors, attorneys or others which cannot be terminated without liability on not more than one month's notice as listed in Schedule “R” hereto;

(v)
“Shogun Related Party Debts” means the debts owed by the Shogun Shareholders or by any family member thereof, or by any affiliate, director or officer of Shogun or the Shogun Shareholders, to Shogun as described in Schedule “S”;

(w)
“Shogun Shares” means all of the issued and outstanding shares of Shogun's equity stock and all options and/or warrants exercisable for shares of Shogun's equity stock; including without limitation, the Shogun Shares, the Shogun Preferred Shares and the Shogun Convertible Equity;

(x)
“Vanity Accounts Payable and Liabilities” means all accounts payable and liabilities of Vanity, on a consolidated basis, due and owing or otherwise constituting a binding obligation of Vanity and its subsidiaries (other than a Vanity Material Contract) as of September 30, 2010 as set forth is Schedule “A” hereto;

(y)	“Vanity Accounts Receivable” means all accounts receivable and other debts owing to Vanity, on a consolidated basis, as of September 30, 2010 as set forth in Schedule “B” hereto;

(z)
“Vanity Assets” means the undertaking and all the property and assets of the Vanity Business of every kind and description wheresoever situated including, without limitation, Vanity Equipment, Vanity Inventory, Vanity Material Contracts, Vanity Accounts Receivable, Vanity Cash, Vanity Intangible Assets and Vanity Goodwill, and all credit cards, charge cards and banking cards issued to Vanity;

(aa)	“Vanity Bank Accounts” means all of the bank accounts, lock boxes and safety deposit boxes of Vanity and its subsidiaries or relating to the Vanity Business as set forth in Schedule “C” hereto;

(bb)	“Vanity Business” means all aspects of any business conducted by Vanity and its subsidiaries;

(cc)	“Vanity Cash” means all cash on hand or on deposit to the credit of Vanity and its subsidiaries on the Closing Date;

(dd)	“Vanity Common Shares” means shares of common stock, par value $0.0001 per share, of Vanity;

(ee)	“Vanity Debt to Related Parties” means the debts owed by Vanity to any affiliate, director or officer of Vanity as described in Schedule “D” hereto;

(ff)	“Vanity Equipment” means all machinery, equipment, furniture, and furnishings used in the Vanity Business, including, without limitation, the items more particularly described in Schedule “E” hereto;

(gg)
“Vanity Financial Statements” means, collectively, the audited consolidated financial statements of Vanity for the fiscal year ended December 31, 2009, together with the unqualified auditors' report thereon, and the unaudited consolidated financial statements of Vanity for the nine month period ended September 30, 2010, true copies of which are attached as Schedule “F” hereto;

(hh)
“Vanity Goodwill” means the goodwill of the Vanity Business including the right to all corporate, operating and trade names associated with the Vanity Business, or any variations of such names as part of or in connection with the Vanity Business, all books and records and other information relating to the Vanity Business, all necessary licenses and authorizations and any other rights used in connection with the Vanity Business;

(ii)	“Vanity Insurance Policies” means the public liability insurance and insurance against loss or damage to the Vanity Assets and the Vanity Business as described in Schedule “G” hereto;

(jj)
“Vanity Intangible Assets" means all of the intangible assets of Vanity and its subsidiaries, including, without limitation, Vanity Goodwill, all trademarks, logos, copyrights, designs, and other intellectual and industrial property of Vanity and its subsidiaries;

(kk)	“Vanity Inventory” means all inventory and supplies of the Vanity Business as of September 30, 2010, as set forth in Schedule “H” hereto; and

(ll)
“Vanity Material Contracts” means the burden and benefit of and the right, title and interest of Vanity and its subsidiaries in, to and under all trade and non-trade contracts, engagements or commitments, whether written or oral, to which Vanity or its subsidiaries are entitled whereunder Vanity or its subsidiaries are obligated to pay or entitled to receive the sum of $10,000 or more including, without limitation, any pension plans, profit sharing plans, bonus plans, loan agreements, security agreements, indemnities and guarantees, any agreements with employees, lessees, licensees, managers, accountants, suppliers, agents, distributors, officers, directors, attorneys or others which cannot be terminated without liability on not more than one month's notice as listed in Schedule “I” hereto.

(mm)	“Vanity Preferred Shares” means shares of preferred stock, par value $0.001 per share, of Vanity;

Any other terms defined within the text of this Agreement will have the meanings so ascribed to them.

Captions and Section Numbers

1.2           The headings and section references in this Agreement are for convenience of reference only and do not form a part of this Agreement and are not intended to interpret, define or limit the scope, extent or intent of this Agreement or any provision thereof.

Section References and Schedules

1.3           Any reference to a particular “Article”, “section”, “paragraph”, “clause” or other subdivision is to the particular Article, section, clause or other subdivision of this Agreement and any reference to a Schedule by letter will mean the appropriate Schedule attached to this Agreement and by such reference the appropriate Schedule is incorporated into and made part of this Agreement.  The Schedules to this Agreement are as follows:

Information concerning Vanity

Schedule “A”	Vanity Accounts Payable and Liabilities
Schedule “B”	Vanity Accounts Receivable
Schedule “C”	Vanity Bank Accounts
Schedule “D”	Vanity Debts to Related Parties
Schedule “E”	Vanity Taxes
Schedule “F”	Vanity Threatened of Pending Litigation
Schedule “G”	Vanity Insurance Policies
Schedule “H”	Intentionally Omitted
Schedule “I”	Intentionally Omitted

Information concerning Shogun

Schedule “J”	Shogun Accounts Payable and Liabilities
Schedule “K”	Shogun Accounts Receivable
Schedule “L”	Shogun Bank Accounts
Schedule “M”	Shogun Debts to Related Parties
Schedule “N”	Shogun Equipment
Schedule “O”	Shogun Financial Statements
Schedule “P”	Shogun Insurance Policies
Schedule “Q”	Shogun Inventory
Schedule “R”	Shogun Material Contracts
Schedule “S”	Shogun Related Party Debts

Exhibits

Exhibit “A”	Shareholders of Shogun
Exhibit “B”	Intentionally Omitted
Exhibit “C”	Charter Documents

Severability of Clauses

1.4              If any part of this Agreement is declared or held to be invalid for any reason, such invalidity will not affect the validity of the remainder which will continue in full force and effect and be construed as if this Agreement had been executed without the invalid portion, and it is hereby declared the intention of the parties that this Agreement would have been executed without reference to any portion which may, for any reason, be hereafter declared or held to be invalid.

ARTICLE 2
THE ACQUISITION

Sale of Shares

2.1           The Shogun Majority Shareholder and Shogun Shareholders hereby agree to sell to Vanity the Shogun Shares in exchange for the Acquisition Shares on the Closing Date and to transfer to Vanity on the Closing Date a 100% undivided interest in and to the Shogun Shares free from all liens, mortgages, charges, pledges, encumbrances or other burdens with all rights now or thereafter attached thereto.

Allocation of Consideration

2.2              The Acquisition Shares shall be allocated to the Shogun Majority Shareholder and the Shogun Shareholders on the basis of one Acquisition Share for each one Shogun Share held by a Shogun Shareholder as set forth in Schedule 2.2 attached hereto.

Adherence with Applicable Securities Laws

2.3           The Shogun Majority Shareholder and the Shogun Shareholders agree that they are acquiring the Acquisition Shares for investment purposes and will not offer, sell or otherwise transfer, pledge or hypothecate any of the Acquisition Shares issued to them (other than pursuant to an effective Registration Statement under the Securities Act of 1933, as amended) directly or indirectly unless:

(a)	the sale is to Vanity;

(b)	the sale is made pursuant to the exemption from registration under the Securities Act of 1933, as amended, provided by Rule 144 thereunder; or

(c)
the Acquisition Shares are sold in a transaction that does not require registration under the Securities Act of 1933, as amended, or any applicable United States state laws and regulations governing the offer and sale of securities, and the vendor has furnished to Vanity an opinion of counsel to that effect or such other written opinion as may be reasonably required by Vanity.

The Shogun Majority Shareholder and the Shogun Shareholders acknowledge that the certificates representing the Acquisition Shares shall bear the following legend:

NO SALE, OFFER TO SELL, OR TRANSFER OF THE SHARES REPRESENTED BY THIS CERTIFICATE SHALL BE MADE UNLESS A REGISTRATION STATEMENT UNDER THE FEDERAL SECURITIES ACT OF 1933, AS AMENDED, IN RESPECT OF SUCH SHARES IS THEN IN EFFECT OR AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SAID ACT IS THEN IN FACT APPLICABLE TO SAID SHARES.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES
OF VANITY

Representations and Warranties

3.1              Vanity hereby represents and warrants in all material respects to Shogun and the Shogun Majority Shareholder and the Shogun Shareholders, with the intent that Shogun, the Shogun Majority Shareholder and the Shogun Shareholders will rely thereon in entering into this Agreement and in approving and completing the transactions contemplated hereby, that:

Vanity - Corporate Status and Capacity

(a)
Incorporation. Vanity is a corporation duly incorporated and validly subsisting under the laws of the State of Delaware and in good standing with the office of the Secretary of State for the State of Delaware;

(b)
Carrying on Business. Vanity conducts the business described in its filings with the Securities and Exchange Commission and does not conduct any other business. Vanity is duly authorized to carry on such business in the State of Delaware.  The nature of the Vanity Business does not require Vanity to register or otherwise be qualified to carry on business in any other jurisdictions;

(c)	Corporate Capacity. Vanity has the corporate power, capacity and authority to own the Vanity Assets and to enter into and complete this Agreement;

(d)
Reporting Status; Listing. Vanity is required to file current reports with the Securities and Exchange Commission pursuant to section 13 of the Securities Exchange Act of 1934, the Vanity Common Shares are registered under section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, and are quoted on the Over-the-Counter Bulletin Board, and all reports required to be filed by Vanity with the Securities and Exchange Commission or FINRA have been filed (the foregoing materials and any amendments filed through the date hereof, including the exhibits thereto and documents incorporated by reference therein, being collectively referred to herein as the “SEC Reports”);

Vanity - Capitalization

(e)
Authorized Capital. The authorized capital of Vanity consists of 400,000,000 shares of capital stock, consisting of 350,000,000 shares of Vanity Common Shares and 100,000,000 shares of Vanity Preferred Shares, of which 64,989,807  Vanity Common Shares and 0 Vanity Preferred Shares are presently issued and outstanding;

(f)
No Option, Warrant or Other Right. Except as set forth in the SEC Reports, no person, firm or corporation has any agreement, option, warrant, preemptive right or any other right capable of becoming an agreement, option, warrant or right for the acquisition of Vanity Common Shares or for the purchase, subscription or issuance of any of the unissued shares in the capital of Vanity;

Vanity - Records and Financial Statements

(g)
Charter Documents. The charter documents of Vanity and its subsidiaries have not been altered since the incorporation of each, respectively, except as filed in the record books of Vanity or its subsidiaries, as the case may be;

(h)
Corporate Minute Books. The corporate minute books of Vanity and its subsidiaries are complete and each of the minutes contained therein accurately reflect the actions that were taken at a duly called and held meeting or by consent without a meeting. All actions by Vanity and its subsidiaries which required director or shareholder approval are reflected on the corporate minute books of Vanity and its subsidiaries. Vanity and its subsidiaries are not in violation or breach of, or in default with respect to, any term of their respective Certificates of Incorporation (or other charter documents) or by-laws.

(i)
Vanity Financial Statements. The Vanity Financial Statements set forth in the SEC Reports present fairly, in all material respects, the assets and liabilities (whether accrued, absolute, contingent or otherwise) of Vanity, on a consolidated basis, as of the respective dates thereof, and the sales and earnings of the Vanity Business during the periods covered thereby, in all material respects and have been prepared in substantial accordance with generally accepted accounting principles consistently applied;

(j)
Vanity Accounts Payable and Liabilities. There are no material liabilities, contingent or otherwise, of Vanity or its subsidiaries which are not disclosed in Schedule “A” hereto or reflected in the Vanity Financial Statements except those incurred in the ordinary course of business since the date of the said schedule and the Vanity Financial Statements, and neither Vanity nor its subsidiaries have guaranteed or agreed to guarantee any debt, liability or other obligation of any person, firm or corporation. Without limiting the generality of the foregoing, all accounts payable and liabilities of Vanity as of September 30, 2010, are described in Schedule “A” hereto;

(k)
Vanity Accounts Receivable. All the Vanity Accounts Receivable result from bona fide business transactions and services actually rendered without, to the knowledge and belief of Vanity, any claim by the obligor for set-off or counterclaim. Without limiting the generality of the foregoing, all accounts receivable of Vanity as of September 30, 2010, are described in Schedule “B” hereto;

(l)	Vanity Bank Accounts. All of the Vanity Bank Accounts, their location, numbers and the authorized signatories thereto are as set forth in Schedule “C” hereto;

(m)
No Debt to Related Parties. Except as set forth in the SEC Reports or disclosed on Schedule “D” hereto, neither Vanity nor any of its subsidiaries is, and on Closing will not be, indebted to any affiliate, director or officer of Vanity except accounts payable on account of bona fide business transactions of Vanity incurred in normal course of the Vanity Business, including employment agreements, none of which are more than 30 days in arrears;

(n)
No Related Party Debt to Vanity. Except as disclosed in the SEC Reports, no director or officer or affiliate of Vanity is now indebted to or under any financial obligation to Vanity or any subsidiary on any account whatsoever, except for advances on account of travel and other expenses not exceeding $1,000 in total;

(o)	No Dividends. No dividends or other distributions on any shares in the capital of Vanity have been made, declared or authorized since the date of Vanity Financial Statements;

(p)
No Payments. No payments of any kind have been made or authorized since the date of the Vanity Financial Statements to or on behalf of officers, directors, shareholders or employees of Vanity or its subsidiaries or under any management agreements with Vanity or its subsidiaries, except payments made in the ordinary course of business and at the regular rates of salary or other remuneration payable to them;

(q)	No Pension Plans. There are no pension, profit sharing, group insurance or similar plans or other deferred compensation plans affecting Vanity;

(r)	No Adverse Events. Since the date of the Vanity Financial Statements:

(i)
there has not been any Material Adverse Effect in the consolidated financial position or condition of Vanity, its subsidiaries, its liabilities or the Vanity Assets or any damage, loss or other change in circumstances materially affecting Vanity, the Vanity Business or the Vanity Assets or Vanity’ right to carry on the Vanity Business, other than changes in the ordinary course of business,

(ii)
there has not been any damage, destruction, loss or other event (whether or not covered by insurance) materially and adversely affecting Vanity, its subsidiaries, the Vanity Business or the Vanity Assets,

(iii)
there has not been any material increase in the compensation payable or to become payable by Vanity to any of Vanity’ officers, employees or agents or any bonus, payment or arrangement made to or with any of them,

(iv)	the Vanity Business has been and continues to be carried on in the ordinary course,

(v)	Vanity has not waived or surrendered any right of material value,

(vi)	neither Vanity nor its subsidiaries have discharged or satisfied or paid any lien or encumbrance or obligation or liability other than current liabilities in the ordinary course of business, and

(vii)	no capital expenditures in excess of $10,000 individually or $30,000 in total have been authorized or made.

Vanity - Income Tax Matters

(s)
Tax Returns. Except as set forth on Schedule E hereto, all tax returns and reports of Vanity and its subsidiaries required by law to be filed have been filed and are true, complete and correct, and any taxes payable in accordance with any return filed by Vanity and its subsidiaries or in accordance with any notice of assessment or reassessment issued by any taxing authority have been so paid;

(t)
Current Taxes. Adequate provisions have been made for taxes payable for the current period for which tax returns are not yet required to be filed and there are no agreements, waivers, or other arrangements providing for an extension of time with respect to the filing of any tax return by, or payment of, any tax, governmental charge or deficiency by Vanity or its subsidiaries.  Vanity is not aware of any contingent tax liabilities or any grounds which would prompt a reassessment including aggressive treatment of income and expenses in filing earlier tax returns;

Vanity - Applicable Laws and Legal Matters

(u)
Licenses. Vanity and its subsidiaries hold all licenses and permits as may be requisite for carrying on the Vanity Business in the manner in which it has heretofore been carried on, which licenses and permits have been maintained and continue to be in good standing except where the failure to obtain or maintain such licenses or permits would not have a Material Adverse Effect on the Vanity Business, all as described in the SEC Reports;

(v)
Applicable Laws. Neither Vanity nor its subsidiaries have been charged with or received notice of breach of any laws, ordinances, statutes, regulations, by-laws, orders or decrees to which they are subject or which apply to them the violation of which would have a Material Adverse Effect on the Vanity Business, and neither Vanity nor its subsidiaries are in breach of any laws, ordinances, statutes, regulations, bylaws, orders or decrees the contravention of which would result in a Material Adverse Effect on the Vanity Business;

(w)
Pending or Threatened Litigation. Except as set forth on Schedule There is no material litigation or administrative or governmental proceeding pending or threatened against or relating to Vanity, its subsidiaries, the Vanity Business, or any of the Vanity Assets nor does Vanity have any knowledge of any deliberate act or omission of Vanity or its subsidiaries that would form any material basis for any such action or proceeding;

(x)
No Bankruptcy. Neither Vanity nor its subsidiaries have made any voluntary assignment or proposal under applicable laws relating to insolvency and bankruptcy and no bankruptcy petition has been filed or presented against Vanity or its subsidiaries and no order has been made or a resolution passed for the winding-up, dissolution or liquidation of Vanity or its subsidiaries;

(y)
Labor Matters. Neither Vanity nor its subsidiaries are party to any collective agreement relating to the Vanity Business with any labor union or other association of employees and no part of the Vanity Business has been certified as a unit appropriate for collective bargaining or, to the knowledge of Vanity, has made any attempt in that regard;

(z)
Finder's Fees. Neither Vanity nor its subsidiaries are party to any agreement which provides for the payment of finder's fees, brokerage fees, commissions or other fees or amounts which are or may become payable to any third party in connection with the execution and delivery of this Agreement and the transactions contemplated herein;

Execution and Performance of Agreement

(aa)
Authorization and Enforceability. The execution and delivery of this Agreement, and the completion of the transactions contemplated hereby, have been duly and validly authorized by all necessary corporate action on the part of Vanity;

(bb)	No Violation or Breach. The execution and performance of this Agreement will not:

(i)	violate the charter documents of Vanity or result in any breach of, or default under, any loan agreement, mortgage, deed of trust, or any other agreement to which Vanity or its subsidiaries are party,

(ii)	give any person any right to terminate or cancel any agreement including, without limitation, the Vanity Material Contracts, or any right or rights enjoyed by Vanity or its subsidiaries,

(iii)	result in any alteration of Vanity’ or its subsidiaries’ obligations under any agreement to which Vanity or its subsidiaries are party including, without limitation, the Vanity Material Contracts,

(iv)	result in the creation or imposition of any lien, encumbrance or restriction of any nature whatsoever in favor of a third party upon or against the Vanity Assets,

(v)	result in the imposition of any tax liability to Vanity or its subsidiaries relating to the Vanity Assets, or

(vi)	violate any court order or decree to which either Vanity or its subsidiaries are subject;

Vanity Assets - Ownership and Condition

(cc)
Business Assets. The Vanity Assets set forth in the SEC Reports comprise all of the property and assets of the Vanity Business, and no other person, firm or corporation owns any assets used by Vanity or its subsidiaries in operating the Vanity Business, whether under a lease, rental agreement or other arrangement;

(dd)
Title. Vanity or its subsidiaries are the legal and beneficial owner of the Vanity Assets described in the SEC Reports, free and clear of all mortgages, liens, charges, pledges, security interests, encumbrances or other claims whatsoever;

(ee)	No Option. No person, firm or corporation has any agreement or option or a right capable of becoming an agreement for the purchase of any of the Vanity Assets;

(ff)	Vanity Insurance Policies. Vanity and its subsidiaries maintain the directors and officers liability insurance as described in Schedule “G” hereto;

(gg)	Vanity Material Contracts. The Vanity Material Contracts set forth in the SEC Reports constitute all of the material contracts of Vanity and its subsidiaries;

(hh)
No Default. There has not been any default in any material obligation of Vanity or any other party to be performed under any of the Vanity Material Contracts which could reasonably be expected to result in a Material Adverse Effect, each of which is in good standing and in full force and effect and unamended and Vanity is not aware of any default in the obligations of any other party to any of the Vanity Material Contracts which could reasonably be expected to result in a Material Adverse Effect;

(ii)
No Compensation on Termination. There are no agreements, commitments or understandings relating to severance pay or separation allowances on termination of employment of any employee of Vanity or its subsidiaries. Neither Vanity nor its subsidiaries are obliged to pay benefits or share profits with any employee after termination of employment except as required by law;

Vanity Assets - Vanity Equipment

(jj)	Vanity Equipment. The Vanity Equipment has been maintained in a manner consistent with that of a reasonably prudent owner and such equipment is in good working condition;

Vanity Assets - Vanity Goodwill and Other Assets

(kk)
Vanity Goodwill. Vanity and its subsidiaries does not carry on the Vanity Business under any other business or trade names. Vanity does not have any knowledge of any infringement by Vanity or its subsidiaries of any patent, trademarks, copyright or trade secret;

Vanity Business

(ll)
Maintenance of Business. Since the date of the Vanity Financial Statements, Vanity and its subsidiaries have not entered into any material agreement or commitment except in the ordinary course and except as disclosed herein;

(mm)
Subsidiaries. Other than America’s Cleaning Company, Inc., Vanity does not own any subsidiaries and does not otherwise own, directly or indirectly, any shares or interest in any other corporation, partnership, joint venture or firm; and

Vanity - Acquisition Shares

(nn)
Acquisition Shares. The Acquisition Shares when delivered to the Shogun Majority Shareholder and the Shogun Shareholders pursuant to the Acquisition shall be validly issued and outstanding as fully paid and non-assessable shares and the Acquisition Shares shall be transferable upon the books of Vanity, in all cases subject to the provisions and restrictions of all applicable securities laws.

Non-Merger and Survival

3.2           The representations and warranties of Vanity contained herein will be true at and as of Closing in all material respects as though such representations and warranties were made as of such time.  Notwithstanding the completion of the transactions contemplated hereby, the waiver of any condition contained herein (unless such waiver expressly releases a party from any such representation or warranty) or any investigation made by Shogun the Shogun Majority Shareholder or the Shogun Shareholders, the representations and warranties of Vanity shall survive the Closing.

Indemnity

3.3           Vanity agrees to indemnify and save harmless Shogun and the Shogun Shareholders from and against any and all claims, demands, actions, suits, proceedings, assessments, judgments, damages, costs, losses and expenses, including any payment made in good faith in settlement of any claim (subject to the right of Vanity to defend any such claim), resulting from the breach by it of any representation or warranty made under this Agreement or from any misrepresentation in or omission from any certificate or other instrument furnished or to be furnished by Vanity to Shogun, Shogun Majority Shareholder or the Shogun Shareholders hereunder.

ARTICLE 4
COVENANTS OF VANITY

Covenants

4.1              Vanity covenants and agrees with Shogun the Shogun Majority Shareholder and the Shogun Shareholders that it will:

(a)
Conduct of Business. Until the Closing, conduct the Vanity Business diligently and in the ordinary course consistent with the manner in which the Vanity Business generally has been operated up to the date of execution of this Agreement;

(b)
Preservation of Business.  Until the Closing, use its best efforts to preserve the Vanity Business and the Vanity Assets and, without limitation, preserve for Shogun Vanity’s and its subsidiaries’ relationships with any third party having business relations with them;

(c)
Access. Until the Closing, give Shogun, the Shogun Majority Shareholder and the Shogun Shareholders, and their representatives full access to all of the properties, books, contracts, commitments and records of Vanity, and furnish to Shogun, the Shogun Majority Shareholder and the Shogun Shareholders and their representatives all such information as they may reasonably request; and

(d)
Procure Consents. Until the Closing, take all reasonable steps required to obtain, prior to Closing, any and all third party consents required to permit the Acquisition and to preserve and maintain the Vanity Assets notwithstanding the change in control of Shogun arising from the Acquisition.

(e)
Issuance of Acquisition Shares.  Certificates representing the Acquisition Shares pursuant to this Agreement will be prepared for delivery to Shogun Majority Shareholders and the Shogun Shareholders as soon as practicable following the Closing.

Authorization

4.2              Vanity hereby agrees to authorize and direct any and all federal, state, municipal, foreign and international governments and regulatory authorities having jurisdiction respecting Vanity and its subsidiaries to release any and all information in their possession respecting Vanity and its subsidiaries to the Shogun Majority Shareholder and the Shogun Shareholders. Vanity shall promptly execute and deliver to the Shogun Majority Shareholder and the Shogun Shareholders any and all consents to the release of information and specific authorizations which the Shogun Majority Shareholder and the or Shogun Shareholders reasonably requires to gain access to any and all such information.

Survival

4.3              The covenants set forth in this Article shall survive the Closing for the benefit of Shogun and the Shogun Shareholders.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF
SHOGUN AND THE SHOGUN MAJORITY SHAREHOLDERS

Representations and Warranties

5.1              Except as set forth in the schedules attached hereto (the “Disclosure Schedules”), which Disclosure Schedules shall be deemed a part hereof and shall qualify any representation or otherwise made herein and to the extent a disclosure is contained in one section of the Disclosure Schedules, it will be deemed to be disclosed in any other applicable section of the Disclosure Schedules.  Shogun and the Shogun Majority Shareholders hereby represent and warrant in all material respects to Vanity, that as of September 30, 2010, unless another date is specifically stated:

Shogun - Company Status and Capacity

(a)
Formation. Shogun is a corporation duly incorporated and validly subsisting under the laws of the State of South Dakota and in good standing with the office of the Secretary of State for the State of South Dakota;

(b)
Carrying on Business. Shogun carries on the Shogun Business primarily in the State of South Dakota and the nature of the Shogun Business does not require Shogun to register or otherwise be qualified to carry on business in any other jurisdiction, except where the failure to be so qualified could not have or reasonably be expected to result in a Material Adverse Effect;

(c)	Legal Capacity. Shogun has the legal power, capacity and authority to own Shogun Assets, to carry on the Business of Shogun and to enter into and complete this Agreement;

Shogun - Capitalization

(d)	Authorized Capital. The authorized capital of Shogun consists of 1,000,000 shares of common stock, $1.00 par value;

(e)
Ownership of Shogun Shares. The issued and outstanding shares of Shogun common stock will on Closing consist of 532,700 shares of common stock, $1.00 par value, (being the Shogun Shares), which shares on Closing shall be validly issued and outstanding as fully paid and non-assessable shares. The Shogun Shares owned by the Shogun Majority Shareholder will on Closing be free and clear of any and all liens, charges, pledges, encumbrances, restrictions on transfer and adverse claims whatsoever;

(f)
Options, Warrants or Other Rights. No person, firm or corporation has any agreement, option, warrant, preemptive right or any other right capable of becoming an agreement, option, warrant or right for the acquisition of Shogun Shares or for the purchase, subscription or issuance of any of the unissued shares in the capital of Shogun;

(g)	No Restrictions. As of the Closing Date, there are no restrictions on the transfer, sale or other disposition of Shogun Shares contained in the charter documents of Shogun or under any agreement;

Shogun - Records and Financial Statements

(h)	Charter Documents. The charter documents of Shogun, as in effect as of the Closing Date, are as attached hereto as Exhibit C.

(i)
Minute Books. The minute books of Shogun are complete and each of the minutes contained therein accurately reflect the actions that were taken at a duly called and held meeting or by consent without a meeting. All actions by Shogun which required director or shareholder approval are reflected on the corporate minute books of Shogun. Shogun is not in violation or breach of, or in default with respect to, any term of its Certificate of Incorporation (or other charter documents) or by-laws.

(j)
Shogun Financial Statements. The Shogun Financial Statements present fairly, in all material respects, the assets and liabilities (whether accrued, absolute, contingent or otherwise) of Shogun as of the date thereof, and the sales and earnings of the Shogun Business during the periods covered thereby, in all material respects, and have been prepared in substantial accordance with generally accepted accounting principles consistently applied;

(k)
Shogun Accounts Payable and Liabilities. There are no liabilities, contingent or otherwise in excess of $5,000, of Shogun which are not disclosed in Schedule “J” hereto or reflected in the Shogun Financial Statements except those incurred in the ordinary course of business since November 30, 2010.  Shogun has not guaranteed or agreed to guarantee any debt, liability or other obligation of any person, firm or corporation. Without limiting the generality of the foregoing, all accounts payable and liabilities of Shogun in excess of $5,000, as of September 30, and November 30, 2010 are described in Schedule “J” hereto;

(l)
Shogun Accounts Receivable. All the Shogun Accounts Receivable result from bona fide business transactions and services actually rendered as of September 30, and November 30, 2010, are described in Schedule “K” hereto;

(m)	Shogun Bank Accounts. All of the Shogun Bank Accounts, their location, numbers and the authorized signatories thereto are as set forth in Schedule “L” hereto;

(n)
No Debt to Related Parties. Except as disclosed in Schedule “M” hereto, Shogun is not and on Closing Date will not be, indebted to the Shogun Shareholders nor to any family member thereof, nor to any affiliate, director or officer of Shogun or the Shogun Majority Shareholders except accounts payable on account of bona fide business transactions of Shogun incurred in normal course of Shogun Business, including employment agreements with the Shogun Shareholders, none of which are more than 30 days in arrears;

(o)
No Related Party Debt to Shogun. Except as set forth on Schedule ”M” hereto, no Shogun Majority Shareholder nor any director, officer or affiliate of Shogun is now indebted to or under any financial obligation to Shogun on any account whatsoever, except for advances on account of travel and other expenses not exceeding $5,000 in total;

(p)	No Dividends. No dividends or other distributions on any shares in the capital of Shogun have been made, declared or authorized since the date of the Shogun Financial Statements;

(q)
No Payments. Except as set forth on Schedule “M”, no payments of any kind have been made or authorized since the date of the Shogun Financial Statements to or on behalf of the Shogun Majority Shareholders or to or on behalf of officers, directors, shareholders or employees of Shogun or under any management agreements with Shogun, except payments made in the ordinary course of business and at the regular rates of salary or other remuneration payable to them;

(r)	No Pension Plans. There are no pension, profit sharing, group insurance or similar plans or other deferred compensation plans affecting Shogun, except as set forth in the Shogun Financial Statements;

(s)	No Adverse Events. Since the date of the Shogun Financial Statements:

(i)
there has not been any Material Adverse Effect in the consolidated financial position or condition of Shogun, its liabilities or the Shogun Assets or any damage, loss or other change in circumstances materially affecting Shogun, the Shogun Business or the Shogun Assets or Shogun’s right to carry on the Shogun Business, other than changes in the ordinary course of business,

(ii)	there has not been any damage, destruction, loss or other event (whether or not covered by insurance) materially and adversely affecting Shogun, the Shogun Business or the Shogun Assets,

(iii)
there has not been any material increase in the compensation payable or to become payable by Shogun to the Shogun Majority Shareholders or to any of Shogun's officers, employees or agents or any bonus, payment or arrangement made to or with any of them,

(iv)	the Shogun Business has been and continues to be carried on in the ordinary course,

(v)	Shogun has not waived or surrendered any right of material value,

(vi)	Shogun has not discharged or satisfied or paid any lien or encumbrance or obligation or liability other than current liabilities in the ordinary course of business, and

(vii)	no capital expenditures in excess of $10,000 individually or $30,000 in total have been authorized or made;

Shogun - Income Tax Matters

(t)
Tax Returns. All tax returns and reports of Shogun required by law to be filed have been filed and are true, complete and correct, and any taxes payable in accordance with any return filed by Shogun or in accordance with any notice of assessment or reassessment issued by any taxing authority have been so paid, except where the failure to file could not have or reasonably be expected to result in a Material Adverse Effect;

(u)
Current Taxes. Adequate provisions have been made for taxes payable for the current period for which tax returns are not yet required to be filed except where the failure to reserve for such taxes could not have or reasonably be expected to result in a Material Adverse Effect and there are no agreements, waivers, or other arrangements providing for an extension of time with respect to the filing of any tax return by, or payment of, any tax, governmental charge or deficiency by Shogun. Shogun is not aware of any contingent tax liabilities or any grounds which would prompt a reassessment including aggressive treatment of income and expenses in filing earlier tax returns;

Shogun - Applicable Laws and Legal Matters

(v)
Licenses. Shogun holds all licenses and permits as may be requisite for carrying on the Shogun Business in the manner in which it has heretofore been carried on, which licenses and permits have been maintained and continue to be in good standing except where the failure to obtain or maintain such licenses or permits would not have a Material Adverse Effect on the Shogun Business;

(w)
Applicable Laws. Shogun has not been charged with or received notice of breach of any laws, ordinances, statutes, regulations, by-laws, orders or decrees to which they are subject or which applies to them the violation of which would have a Material Adverse Effect on the Shogun Business, and, to the knowledge of the Shogun Shareholders, Shogun is not in breach of any laws, ordinances, statutes, regulations, by-laws, orders or decrees the contravention of which would result in a Material Adverse Effect on the Shogun Business;

(x)
Pending or Threatened Litigation. There is no material litigation or administrative or governmental proceeding pending or threatened against or relating to Shogun, the Shogun Business, or any of the Shogun Assets, nor do the Shogun Shareholders have any knowledge of any deliberate act or omission of Shogun that would form any material basis for any such action or proceeding;

(y)
No Bankruptcy. Shogun has not made any voluntary assignment or proposal under applicable laws relating to insolvency and bankruptcy and no bankruptcy petition has been filed or presented against Shogun and no order has been made or a resolution passed for the winding-up, dissolution or liquidation of Shogun;

(z)
Labor Matters. Shogun is not party to any collective agreement relating to the Shogun Business with any labor union or other association of employees and no part of the Shogun Business has been certified as a unit appropriate for collective bargaining or, to the actual knowledge or knowledge that would have been obtained after exercising reasonable due diligence of the Shogun Shareholders, has made any attempt in that regard;

(aa)
Finder's Fees. Shogun is not a party to any agreement which provides for the payment of finder's fees, brokerage fees, commissions or other fees or amounts which are or may become payable to any third party in connection with the execution and delivery of this Agreement and the transactions contemplated herein;

Execution and Performance of Agreement

(bb)
Authorization and Enforceability. The execution and delivery of this Agreement, and the completion of the transactions contemplated hereby, have been duly and validly authorized by all necessary corporate action on the part of Shogun;

(cc)	No Violation or Breach. The execution and performance of this Agreement will not

(i)	violate the charter documents of Shogun or result in any breach of, or default under, any loan agreement, mortgage, deed of trust, or any other agreement to which Shogun is a party,

(ii)	give any person any right to terminate or cancel any agreement including, without limitation, Shogun Material Contracts, or any right or rights enjoyed by Shogun,

(iii)	result in any alteration of Shogun's obligations under any agreement to which Shogun is a party including, without limitation, the Shogun Material Contracts,

(iv)	result in the creation or imposition of any lien, encumbrance or restriction of any nature whatsoever in favor of a third party upon or against the Shogun Assets,

(v)	result in the imposition of any tax liability to Shogun relating to Shogun Assets or the Shogun Shares, or

(vi)	violate any court order or decree to which either Shogun is subject;

Shogun Assets - Ownership and Condition

(dd)
Business Assets. The Shogun Assets, comprise all of the property and assets of the Shogun Business, and neither the Shogun Majority Shareholders nor any other person, firm or corporation owns any assets used by Shogun in operating the Shogun Business, whether under a lease, rental agreement or other arrangement, other than as disclosed in Schedules “N” or “Q” hereto;

(ee)
Title. Shogun is the legal and beneficial owner of the Shogun Assets, free and clear of all mortgages, liens, charges, pledges, security interests, encumbrances or other claims whatsoever, save and except as disclosed in Schedules “N” or “Q” hereto;

(ff)	No Option. No person, firm or corporation has any agreement or option or a right capable of becoming an agreement for the purchase of any of the Shogun Assets;

(gg)	Shogun Insurance Policies. Shogun maintains the public liability insurance and insurance against loss or damage to the Shogun Assets and the Shogun Business as described in Schedule “P” hereto;

(hh)	Shogun Material Contracts. The Shogun Material Contracts listed in Schedule “R” constitute all of the material contracts of Shogun;

(ii)
No Default. There has not been any default in any material obligation of Shogun or any other party to be performed under any of Shogun Material Contracts, each of which is in good standing and in full force and effect and unamended (except as disclosed in Schedule “R”), and Shogun is not aware of any default in the obligations of any other party to any of the Shogun Material Contracts;

(jj)
No Compensation on Termination. There are no agreements, commitments or understandings relating to severance pay or separation allowances on termination of employment of any employee of Shogun.  Shogun is not obliged to pay benefits or share profits with any employee after termination of employment except as required by law;

Shogun Assets - Shogun Equipment

(kk)	Shogun Equipment. The Shogun Equipment has been maintained in a manner consistent with that of a reasonably prudent owner and such equipment is in good working condition;

Shogun Assets - Shogun Goodwill and Other Assets

(ll)
Shogun Goodwill. Shogun carries on the Shogun Business only under the name "Shogun Energy, Inc." and variations thereof and under no other business or trade names. The Shogun Majority Shareholders do not have any knowledge of any infringement by Shogun of any patent, trademark, copyright or trade secret;

The Business of Shogun

(mm)
Maintenance of Business. Since the date of the Shogun Financial Statements, the Shogun Business has been carried on in the ordinary course and Shogun has not entered into any material agreement or commitment except in the ordinary course; and

(nn)
Subsidiaries. Shogun does not own any subsidiaries and does not otherwise own, directly or indirectly, any shares or interest in any other corporation, partnership, joint venture or firm and Shogun does not own any subsidiary and does not otherwise own, directly or indirectly, any shares or interest in any other corporation, partnership, joint venture or firm.

Non-Merger and Survival

5.2           The representations and warranties of Shogun contained herein will be true at and as of Closing in all material respects as though such representations and warranties were made as of such time.  Notwithstanding the completion of the transactions contemplated hereby, the waiver of any condition contained herein (unless such waiver expressly releases a party from any such representation or warranty) or any investigation made by Vanity, the representations and warranties of Shogun shall survive the Closing.

Indemnity

5.3           The Shogun Majority Shareholders agree to indemnify and save harmless Vanity from and against any and all claims, demands, actions, suits, proceedings, assessments, judgments, damages, costs, losses and expenses, including any payment made in good faith in settlement of any claim (collectively, the “Claims”) (subject to the right of the Shogun Majority Shareholders to defend any such claim), resulting from the breach by any of them of any representation or warranty of such party made under this Agreement or from any misrepresentation in or omission from any certificate or other instrument furnished or to be furnished by Shogun or the Shogun Majority Shareholders Shareholders to Vanity hereunder; provided, however, the Shogun Majority Shareholders shall not be required to indemnify Vanity for any such Claims in excess of the value of the Shogun Shares.

ARTICLE 6
REPRESENTATIONS AND WARRANTIES OF
THE SHOGUN MAJORITY SHAREHOLDERS AND
THE SHOGUN SHAREHOLDERS

Representations and Warranties

6.1              Except as set forth in the schedules attached hereto (the “Disclosure Schedules”), which Disclosure Schedules shall be deemed a part hereof and shall qualify any representation or otherwise made herein to the extent of the disclosure contained in the corresponding section of the Disclosure Schedules, the Shogun Majority Shareholders and the Shogun Shareholders hereby represent and warrant in all material respects to Vanity, with the intent that it will rely thereon in entering into this Agreement and in approving and completing the transactions contemplated hereby, that:

(a)
Good Title. Each Shogun Majority Shareholder and Shogun Shareholder is the record and beneficial owner, and has good title to its Shogun Shares, with the right and authority to sell and deliver such Shogun Shares. Upon delivery of any certificate or certificates duly assigned, representing the same as herein contemplated and/or upon registering of Vanity as the new owner of such Shogun Shares in the share register of Shogun, Vanity will receive good title to such Shogun Shares, free and clear of any and all liens, charges, pledges, encumbrances, restrictions on transfer and adverse claims whatsoever.

(b)	Pre-emptive Rights. Each Shogun Majority Shareholder and Shogun Shareholder has no pre-emptive rights or any other rights to acquire any Shogun Shares that have not been waived or exercised.

(c)
Power and Authority. Each Shogun Majority Shareholder and Shogun Shareholder has the legal power, capacity and authority to execute and deliver this Agreement and any other agreement to be delivered by it hereunder and to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereunder. All acts required to be taken by each Shogun Majority Shareholder and Shogun Shareholder to enter into this Agreement, to deliver any other transaction document to which it is a party and to carry out the transactions contemplated hereunder and thereunder have been properly taken. This Agreement constitutes a legal, valid and binding obligation of each Shogun Majority Shareholder and Shogun Shareholder, enforceable against such shareholder in accordance with the terms hereof.

(d)
No Conflicts. The execution and delivery of this Agreement by each Shogun Majority Shareholder and Shogun Shareholders and the performance by such Shogun Majority Shareholder or Shogun Shareholder of its obligations hereunder in accordance with the terms hereof: (a) will not require the consent of any third party or governmental entity under any laws; (b) will not violate any laws applicable to such Shogun Majority Shareholder or Shogun Shareholder and (c) will not violate or breach any contractual obligation to which such Shogun Majority Shareholder or Shogun Shareholder is a party.

(e)
Litigation. There is no pending proceeding against such Shogun Majority Shareholder or Shogun Shareholder that involves the Shogun Shares or that challenges, or may have the effect of preventing, delaying or making illegal, or otherwise interfering with, any of the transactions contemplated by this Agreement and, to the knowledge of such Shogun Majority Shareholder or Shogun Shareholder, no such proceeding has been threatened, and no event or circumstance exists that is reasonably likely to give rise to or serve as a basis for the commencement of any such proceeding.

(f)
Purchase Entirely for Own Account. The Acquisition Shares proposed to be acquired by the Shogun Majority Shareholders and Shogun Shareholders hereunder will be acquired for investment for its own account, and not with a view to the resale or distribution of any part thereof, and each such Shogun Majority Shareholder or Shogun Shareholder has no present intention of selling or otherwise distributing the Acquisition Shares, except in compliance with applicable securities laws.

(g)
Available Information. Each Shogun Majority Shareholder or Shogun Shareholder has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of investment in Vanity and has had full access to all the information it considers necessary or appropriate to make an informed investment decision with respect to the Acquisition Shares Each Shogun Majority Shareholder or Shogun Shareholder acknowledges that (i) it has read this Agreement and have had full opportunity to ask questions of and receive answers from the  Vanity and its officers and authorized representatives regarding the terms and conditions of this Agreement, and the transactions contemplated hereby, as well as the affairs of Vanity and related matters (ii) it had access to whatever additional information or documents concerning Vanity, its financial condition, its business, its prospects, its management, its capitalization, and other similar matters that it desired prior to this Agreement, (iii) it has been provided copies of Vanity’s filings made with the Securities and Exchange Commission for the last 12 months and (iv) confirms that it does not desire to receive any further information from Vanity.

(h)
Risk of Investment.  Each Shogun Majority Shareholder or Shogun Shareholder recognizes that the Acquisition Shares involves a high degree of risk in that:  (a) an investment in Vanity is highly speculative and only investors who can afford the loss of their entire investment should consider investing in the Vanity; (b) transferability of the Acquisition Shares is limited; and (c) Vanity may require substantial additional funds to operate its business.

(i)
Non-Registration. Each Shogun Majority Shareholder or Shogun Shareholder understands that the Acquisition Shares have not been registered under the Securities Act and, if issued in accordance with the provisions of this Agreement, will be issued by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Shareholder’s representations as expressed herein. The non-registration shall have no prejudice with respect to any rights, interests, benefits and entitlements attached to the Acquisition Shares in accordance with Vanity’s formation documents or the laws of its jurisdiction of incorporation.

(j)
Restricted Securities. Each Shogun Majority Shareholder and Shogun Shareholder understands that the Acquisition Shares are characterized as “restricted securities” under the Securities Act inasmuch as this Agreement contemplates that, if acquired by such Shareholder pursuant hereto, the Acquisition Shares would be acquired in a transaction not involving a public offering. Each Shogun Majority Shareholder and Shogun Shareholder further acknowledges that if the Acquisition Shares are issued to such Shogun Majority Shareholder and Shogun Shareholder in accordance with the provisions of this Agreement, such Acquisition Shares may not be resold without registration under the Securities Act or the existence of an exemption therefrom. The Shogun Majority Shareholders and Shogun Shareholders represents that it is familiar with Rule 144 promulgated under the Securities Act, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.

(k)
Attorney-in-Fact.  To effectuate the terms and provisions hereof, each Shogun Shareholder appoints the Shogun Majority Shareholders as its attorney-in-fact, to take any action on behalf of, or at the instruction of, each Shogun Shareholder and execute any documentation required to effect the transactions contemplated by this Agreement including but not limited to, to properly document the transfer and/or cancellation of each Shogun Shareholder’s ownership interest in Shogun which the Shogun Majority Shareholder deems necessary or advisable (and lawful) to accomplish the purposes hereof.  All acts done under the foregoing authorization are hereby ratified and approved and neither the Shogun Majority Shareholders nor any designee nor agent thereof shall be liable for any acts of commission or omission, for any error of judgment, for any mistake of fact or law except for acts of gross negligence or willful misconduct.  This power of attorney, being coupled with an interest, is irrevocable until the transactions contemplated by this Agreement are satisfied in full.

Non-Merger and Survival

6.2           The representations and warranties of the Shogun Majority Shareholders and the Shogun Shareholders contained herein will be true at and as of Closing in all material respects as though such representations and warranties were made as of such time.  Notwithstanding the completion of the transactions contemplated hereby, the waiver of any condition contained herein (unless such waiver expressly releases a party from any such representation or warranty) or any investigation made by Vanity, the representations and warranties of the Shogun Majority Shareholders and the Shogun Shareholders shall survive the Closing.

Indemnity

6.3           The Shogun Majority Shareholders and Shogun Shareholders agree to indemnify and save harmless Vanity from and against any and all claims, demands, actions, suits, proceedings, assessments, judgments, damages, costs, losses and expenses, including any payment made in good faith in settlement of any Claims (subject to the right of the Shogun Majority Shareholders and Shogun Shareholders to defend any such claim), resulting from the breach by any of them of any representation or warranty of such party made under this Agreement or from any misrepresentation in or omission from any certificate or other instrument furnished or to be furnished by Shogun or the Shogun Majority Shareholders to Vanity hereunder; provided, however, the Shogun Majority Shareholders shall not be required to indemnify Vanity for any such Claims in excess of the value of the Shogun Shares.

ARTICLE 7
COVENANTS OF SHOGUN AND
THE SHOGUN MAJORITY SHAREHOLDERS

Covenants

7.1              Shogun and the Shogun Majority Shareholders covenant and agree with Vanity that they will:

(a)
Conduct of Business. Until the Closing, conduct the Shogun Business diligently and in the ordinary course consistent with the manner in which the Shogun Business generally has been operated up to the date of execution of this Agreement;

(b)
Preservation of Business.  Until the Closing, use their best efforts to preserve the Shogun Business and the Shogun Assets and, without limitation, preserve for Vanity Shogun’s relationships with their suppliers, customers and others having business relations with them;

(c)
Access. Until the Closing, give Vanity and its representatives full access to all of the properties, books, contracts, commitments and records of Shogun relating to Shogun, the Shogun Business and the Shogun Assets, and furnish to Vanity and its representatives all such information as they may reasonably request; and

(d)
Procure Consents. Until the Closing, take all reasonable steps required to obtain, prior to Closing, any and all third party consents required to permit the Acquisition and to preserve and maintain the Shogun Assets, including the Shogun Material Contracts, notwithstanding the change in control of Shogun arising from the Acquisition.

Authorization

7.2              Shogun hereby agrees to authorize and direct any and all federal, state, municipal, foreign and international governments and regulatory authorities having jurisdiction respecting Shogun to release any and all information in their possession respecting Shogun to Vanity.  Shogun shall promptly execute and deliver to Vanity any and all consents to the release of information and specific authorizations which Vanity reasonably require to gain access to any and all such information.

Survival

7.3              The covenants set forth in this Article shall survive the Closing for the benefit of Vanity.

ARTICLE 8
CONDITIONS PRECEDENT

Conditions Precedent in favor of Vanity

8.1              Vanity’s obligations to carry out the transactions contemplated hereby are subject to the fulfillment of each of the following conditions precedent on or before the Closing:

(a)	all documents or copies of documents required to be executed and delivered to Vanity hereunder will have been so executed and delivered;

(b)
all of the terms, covenants and conditions of this Agreement to be complied with or performed by Shogun, the Shogun Majority Shareholders or the Shogun Shareholders at or prior to the Closing will have been complied with or performed;

(c)
title to the Shogun Shares held by the Shogun Majority Shareholders and the Shogun Shareholders will be free and clear of all mortgages, liens, charges, pledges, security interests, encumbrances or other claims whatsoever, save and except as disclosed herein, and the Shogun Shares shall be duly transferred to Vanity;

(d)	subject to Article 9 hereof, there will not have occurred

(i)
any Material Adverse Effect in the financial position or condition of Shogun, its liabilities or the Shogun Assets or any damage, loss or other change in circumstances materially and adversely affecting Shogun, the Shogun Business or the Shogun Assets or Shogun's right to carry on the Shogun Business, other than changes in the ordinary course of business, none of which has been materially adverse, or

(ii)
any damage, destruction, loss or other event, including changes to any laws or statutes applicable to Shogun or the Shogun Business (whether or not covered by insurance) materially and adversely affecting Shogun, the Shogun Business or the Shogun Assets;

(e)	the transactions contemplated hereby shall have been approved by all other regulatory authorities having jurisdiction over the subject matter hereof, if any;

(f)	the transactions contemplated hereby shall have been approved by the board of directors of Shogun; and

(g)	each of the officers and directors of Shogun shall have resigned as directors of Shogun.

Waiver by Vanity

8.2              The conditions precedent set out in the preceding section are inserted for the exclusive benefit of Vanity and any such condition may be waived in whole or in part by Vanity at or prior to the Closing by delivering to Shogun a written waiver to that effect signed by Vanity. In the event that the conditions precedent set out in the preceding section are not satisfied on or before the Closing, Vanity shall be released from all obligations under this Agreement.

Conditions Precedent in Favor of Shogun, the Shogun Majority Shareholders and the Shogun Shareholders

8.3              The obligations of Shogun, the Shogun Majority Shareholders and the Shogun Shareholders to carry out the transactions contemplated hereby are subject to the fulfillment of each of the following conditions precedent on or before the Closing:

(a)	all documents or copies of documents required to be executed and delivered to Shogun hereunder will have been so executed and delivered;

(b)	all of the terms, covenants and conditions of this Agreement to be complied with or performed by Vanity at or prior to the Closing will have been complied with or performed;

(c)	title to the Acquisition Shares will be free and clear of all mortgages, liens, charges, pledges, security interests, encumbrances or other claims whatsoever;

(d)	subject to Article 8 hereof, there will not have occurred

(i)
any Material Adverse Effect in the financial position or condition of Vanity, its subsidiaries, their liabilities or the Vanity Assets or any damage, loss or other change in circumstances materially and adversely affecting Vanity, the Vanity Business or the Vanity Assets or Vanity’ right to carry on the Vanity Business, other than changes in the ordinary course of business, none of which has been materially adverse, or

(ii)
any damage, destruction, loss or other event, including changes to any laws or statutes applicable to Vanity or the Vanity Business (whether or not covered by insurance) materially and adversely affecting Vanity, its subsidiaries, the Vanity Business or the Vanity Assets;

(f)	the transactions contemplated hereby shall have been approved by all other regulatory authorities having jurisdiction over the subject matter hereof, if any;

(e)	the transactions contemplated hereby shall have been approved by the board of directors of Vanity; and

(f)
any and all liens, charges, pledges, encumbrances, restrictions on transfer and adverse claims whatsoever any and all liens, charges, pledges, encumbrances, restrictions on transfer and adverse claims whatsoever any and all liens, charges, pledges, encumbrances, restrictions on transfer and adverse claims whatsoever.

Waiver by Shogun and the Shogun Shareholders

8.4              The conditions precedent set out in the preceding section are inserted for the exclusive benefit of Shogun, the Shogun Majority Shareholders and the Shogun Shareholders and any such condition may be waived in whole or in part by Shogun, the Shogun Majority Shareholders and the Shogun Shareholders at or prior to the Closing by delivering to Vanity a written waiver to that effect signed by Shogun, the Shogun Majority Shareholders and the Shogun Shareholders. In the event that the conditions precedent set out in the preceding section are not satisfied on or before the Closing, Shogun, the Shogun Majority Shareholders and the Shogun Shareholders shall be released from all obligations under this Agreement.

Nature of Conditions Precedent

8.5              The conditions precedent set forth in this Article are conditions of completion of the transactions contemplated by this Agreement and are not conditions precedent to the existence of a binding agreement. Each party acknowledges receipt of the sum of $1.00 and other good and valuable consideration as separate and distinct consideration for agreeing to the conditions of precedent in favor of the other party or parties set forth in this Article.

Termination

8.6              Notwithstanding any provision herein to the contrary, if the Closing does not occur on or before December 31, 2010 (the “Termination Date”), this Agreement will be at an end and will have no further force or effect, unless otherwise agreed upon by the parties in writing.

Confidentiality

8.7           Notwithstanding any provision herein to the contrary, the parties hereto agree that the existence and terms of this Agreement are confidential and that if this Agreement is terminated pursuant to the preceding section the parties agree to return to one another any and all financial, technical and business documents delivered to the other party or parties in connection with the negotiation and execution of this Agreement and shall keep the terms of this Agreement and all information and documents received from Shogun and Vanity and the contents thereof confidential and not utilize nor reveal or release same, provided, however, that Vanity will be required to issue a news release regarding the execution and consummation of this Agreement and file a Current Report on Form 8-K with the Securities and Exchange Commission respecting the proposed Acquisition contemplated hereby together with such other documents as are required to maintain the currency of Vanity’s filings with the Securities and Exchange Commission.

ARTICLE 9
RISK

Material Change in the Business of Shogun

9.1              If any material loss or damage to the Shogun Business occurs prior to Closing and such loss or damage, in Vanity' reasonable opinion, cannot be substantially repaired or replaced within sixty (60) days, Vanity shall, within two (2) days following any such loss or damage, by notice in writing to Shogun, at its option, either:

(a)	terminate this Agreement, in which case no party will be under any further obligation to any other party; or

(b)
elect to complete the Acquisition and the other transactions contemplated hereby, in which case the proceeds and the rights to receive the proceeds of all insurance covering such loss or damage will, as a condition precedent to Vanity' obligations to carry out the transactions contemplated hereby, be vested in Shogun or otherwise adequately secured to the satisfaction of Vanity on or before the Closing Date.

Material Change in the Vanity Business

9.2              If any material loss or damage to the Vanity Business occurs prior to Closing and such loss or damage, in Shogun's reasonable opinion, cannot be substantially repaired or replaced within sixty (60) days, Shogun shall, within two (2) days following any such loss or damage, by notice in writing to Vanity, at its option, either:

(a)	terminate this Agreement, in which case no party will be under any further obligation to any other party; or

(b)
elect to complete the Acquisition and the other transactions contemplated hereby, in which case the proceeds and the rights to receive the proceeds of all insurance covering such loss or damage will, as a condition precedent to Shogun's obligations to carry out the transactions contemplated hereby, be vested in Vanity or otherwise adequately secured to the satisfaction of Shogun on or before the Closing Date.

ARTICLE 10
CLOSING

Closing

10.1              The Acquisition and the other transactions contemplated by this Agreement will be closed at the Place of Closing on Closing Date in accordance with the closing procedure set out in this Article.

Documents to be Delivered by Shogun

10.2              On or before the Closing, Shogun, the Shogun Majority Shareholders and the Shogun Shareholders will deliver or cause to be delivered to Vanity:

(a)
the original or certified copies of the charter documents of Shogun, including amendments thereof, and all corporate records documents and instruments of Shogun, the corporate seal of Shogun and all books and accounts of Shogun;

(b)
all reasonable consents or approvals required to be obtained by Shogun for the purposes of completing the Acquisition and preserving and maintaining the interests of Shogun under any and all Shogun Material Contracts and in relation to Shogun Assets;

(c)	certified copies of such resolutions of the directors of Shogun as are required to be passed to authorize the execution, delivery and implementation of this Agreement;

(d)	declaration of acceptance by nominees of Shogun of being elected as officers of Vanity,

(e)	an acknowledgement from Shogun of the satisfaction of the conditions precedent set forth in section 8.3 hereof;

(f)	such other documents as Vanity may reasonably require to give effect to the terms and intention of this Agreement.

Documents to be Delivered by Vanity

10.3              On or before the Closing, Vanity shall deliver or cause to be delivered to Shogun and the Shogun Shareholders:

(a)	share certificates representing the Acquisition Shares duly registered in the names of the holders of shares of Shogun Common Stock;

(b)	certified copies of such resolutions of the directors of Vanity as are required to be passed to authorize the execution, delivery and implementation of this Agreement;

(c)	resolution of the directors of Vanity dated as of the Closing Date appointing Shawn Knapp, Darrick Wika and John Carmichael as officers of Vanity;

(d)	an acknowledgement from Vanity of the satisfaction of the conditions precedent set forth in section 8.1 hereof;

(e)	good standing certificate of Vanity;

(f)	such other documents as Shogun may reasonably require to give effect to the terms and intention of this Agreement.

ARTICLE 11
POST-CLOSING MATTERS

Forthwith after the Closing, Vanity, Shogun and the Shogun Shareholders, as the case may be, agree to use all their best efforts to:

(a)	file a Form 8-K with the Securities and Exchange Commission disclosing the terms of this Agreement within 4 days of the Closing; and

(b)	file a Schedule 14f-1 with the Securities and Exchange Commission.

ARTICLE 12
GENERAL PROVISIONS

Arbitration

12.1           The parties hereto shall attempt to resolve any dispute, controversy, difference or claim arising out of or relating to this Agreement by negotiation in good faith.  If such good negotiation fails to resolve such dispute, controversy, difference or claim within fifteen (15) days after any party delivers to any other party a notice of its intent to submit such matter to arbitration, then any party to such dispute, controversy, difference or claim may submit such matter to arbitration in the City of New York, New York.

Notice

12.2              Any notice required or permitted to be given by any party will be deemed to be given when in writing and delivered to the address for notice of the intended recipient by personal delivery, prepaid single certified or registered mail, or telecopier. Any notice delivered by mail shall be deemed to have been received on the fourth business day after and excluding the date of mailing, except in the event of a disruption in regular postal service in which event such notice shall be deemed to be delivered on the actual date of receipt. Any notice delivered personally or by telecopier shall be deemed to have been received on the actual date of delivery.

Addresses for Service

12.3              The address for service of notice of each of the parties hereto is as follows:

(a)	Vanity:

P.O. Box 670793
Flushing, N.Y. 11367
Attention: Sam Wolf, President and Chief Executive Officer
Telephone no.: (646) 214-5995

With a copy to:

Sichenzia Ross Friedman Ference LLP
61 Broadway, 32nd Floor
New York, New York 10006
Attn:  Richard A. Friedman, Esq.
Phone:  (212) 930-9700
Telecopier:  (212) 930-9725

(b)	Shogun or the Shogun Shareholders:

118 Front Street
Brookings, SD 57006
Attention: Shawn Knapp
Telephone no.: (605) 692-8226
Facsimile no.: (605) 692-8368

With a copy to:
Raul Silvestre, Esq.
31200 Via Colinas, Ste 200
Westlake Village, CA  91362
Phone (818) 597-7552

Change of Address

11.4              Any party may, by notice to the other parties change its address for notice to some other address in North America and will so change its address for notice whenever the existing address or notice ceases to be adequate for delivery by hand. A post office box may not be used as an address for service.

Further Assurances

11.5              Each of the parties will execute and deliver such further and other documents and do and perform such further and other acts as any other party may reasonably require to carry out and give effect to the terms and intention of this Agreement.

Time of the Essence

11.6              Time is expressly declared to be the essence of this Agreement.

Entire Agreement

11.7              The provisions contained herein constitute the entire agreement among Shogun, the Shogun Shareholders and Vanity respecting the subject matter hereof and supersede all previous communications, representations and agreements, whether verbal or written, among Shogun, the Shogun Shareholders and Vanity with respect to the subject matter hereof.

Enurement

11.8              This Agreement will enure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns.

Assignment

11.9              This Agreement is not assignable without the prior written consent of the parties hereto.

Counterparts

11.10              This Agreement may be executed in counterparts, each of which when executed by any party will be deemed to be an original and all of which counterparts will together constitute one and the same Agreement. Delivery of executed copies of this Agreement by telecopier will constitute proper delivery, provided that originally executed counterparts are delivered to the parties within a reasonable time thereafter.

Applicable Law

11.11           This Agreement shall be enforced, governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely within such state, without regard to the principles of conflict of laws  The parties hereto hereby submit to the exclusive jurisdiction of the United States federal courts located in New York, New York with respect to any dispute arising under this Agreement, the agreements entered into in connection herewith or the transactions contemplated hereby or thereby. All parties irrevocably waive the defense of an inconvenient forum to the maintenance of such suit or proceeding.  All parties further agree that service of process upon a party mailed by first class mail shall be deemed in every respect effective service of process upon the party in any such suit or proceeding.  Nothing herein shall affect either party’s right to serve process in any other manner permitted by law.  All parties agree that a final non-appealable judgment in any such suit or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on such judgment or in any other lawful manner.  The party which does not prevail in any dispute arising under this Agreement shall be responsible for all fees and expenses, including attorneys’ fees, incurred by the prevailing party in connection with such dispute.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF the parties have executed this Agreement effective as of the day and year first above written.

VANITY EVENT HOLDINGS, INC.

By: /s/ Sam Wolf

Sam Wolf
Chief Executive Officer

SHOGUN ENERGY, INC.

By:/s/ Shawn Knapp

Shawn Knapp
Chief Executive Officer

[Signature page to Share Exchange Agreement]
MAJORITY SHAREHOLDER OF SHOGUN ENERGY

/s/ Shawn Knapp

Shawn Knapp

SHAREHOLDERS OF SHOGUN ENERGY

*

Dave Ekern

*

Chip and Janet Bortnem

*

Jeff Jacobsen

*

Darrick Wika

*

Mike Brunch

*

Mike Steffensen

*

Dan Ziegler

*

BBR Land, Inc.

*

Duane Knapp

*

Greg Holm

*

Reed Intermill

*

Winter Bros Underground, Inc.

*

Brian Schmidt

*

David M. Rustan

*

Eric Peterson

*

Michael A. Falls

*

Bob Winter

*

Richard A. Anderson

*

Alan Bruty

*

Brian D. Landry

*

Brian Sander

*

Gary Jensen

*

Mark Morgan

*

Randy Stanford

*

Shelly Justice

*

Chad %& Gordy Bortnem

*

Ron Longville

*

Rick Longville

*

Scott Anderson

*

Wittmeier Living Trust

*

Elisabeth & Keith Nelson

*

 David B. & Sharon L. Johnson

*

Donald Weber

*

Kenny Longville

*

Lee & Kibbi McCormick

*

Danny & Tracy Nelson

*

Ken Dunlap

*

Mark D. Weber

*

Rick A. Dunlap

*

Scott & Nancy Gusso

*

Larry & Julaine Wittmeier

*

Christy Sik

*

Daniel P and Jerilee Kinard

*

Derald Adolphsen

*

 Jessica Reuer

*

Kenneth & Karen Bothwell

*

Kip and Nikol Bothwell

*

Matt Volkers

*

Randy Hillestad

* By /s/ Shawn Knapp, as attorney-in-fact as granted under a Limited Power of Attorney in the form attached hereto as Exhibit B.

Exhibit A

Name	Number of shares of Shogun Common Stock	Number of shares of Vanity Series A Preferred Stock
Shawn Knapp	426,160	106,540
Dave Ekern	14,000	13,141
Chip or Janet Bortnem	10,000	9,386
Jeff Jacobsen	10,000	9,386
Darrick Wika	7,000	6,570
Mike Brunch	6,000	5,632
Mike Steffensen	6,000	,632
Dan Ziegler	5,000	4,693
BBR Land, Inc.	4,000	3,754
Duane Knapp	4,000	3,754
Greg Holm	4,000	3,754
Reed Intermill	4,000	3,754
Winter Bros Underground Inc	4,000	3,754
Brian Schmidt	2,000	1,877
David M Rustan	2,000	1,877
Eric Peterson	2,000	1,877
Michael A Falls	2,000	1,877
Bob Winter	1,600	1,502
Richard A Anderson	1,300	1,220
Alan Bruty	1,000	939
Brain D Landry	1,000	939
Brain Sander	1,000	939
Gary Jensen	1,000	939
Mark Morgan	1,000	939
Randy Stanford	1,000	939
Shelly Justice	1,000	939
Chad & Gordy Bortnem	800	751
Ron Longville	800	751
Rick Longville	700	657
Scott Anderson	700	657
Wittmeier Living Trust	700	657
Elisabeth & Keith Nelson	640	601
David B & Sharon L Johnson	600	563
Donald Weber	600	563
Kenny Longville	600	563
Lee & Kibbi McCormick	600	563
Danny & Tracy Nelson	400	375
Ken Dunlap	400	375
Mark D Weber	400	375
Rick Dunlap	400	375
Scott & Nancy Gusso	400	375
Larry & Julaine Wittmeier	300	282
Christy Sik	200	188
Daniel P and Jerilee Kinard	200	188
Derald Adolphsen	200	188
Jessica Reuer	200	188
Kenneth & Karen Bothwell	200	188
Kip and Nikol Bothwell	200	188
Matt Volkers	200	188
Randy Hillestad	200	188

Exhibit B

RESCISSION OFFER
December 29, 2010

TO:  ______________

Shogun Energy, Inc. (“Corporation”) and its officers have collected investment proceeds from certain accredited and non-accredited Investors during the year 2010.

The Corporation, in receiving these funds, inadvertently violated the securities laws by omitting to state certain material facts, and it is necessary to offer rescission to these Investors pursuant to SDCL 47-31B-510.

Corporation records show that you have invested $________ as of December 27, 2010.

************************************************************************

Please initial one of the following, with regard to affirmation of your prior purchase of Shares in Shogun Energy, Inc.:

_____
I have received the Rescission Offer/Disclosure Statement, plus exhibits, dated December 29, 2010, and I hereby affirm my purchase of shares in Shogun Energy, Inc.  As part of my affirming my purchase of shares, I have completed the Subscription Booklet and hereby consent to the Share Exchange Agreement and grant a Limited Power of Attorney to Shawn Knapp to complete and sign documents related to the Share Exchange Agreement on my behalf.  I acknowledge that I will receive _______ shares of the common stock of Shogun Energy, Inc., and will exchange such shares for _______ shares of Vanity Event Holdings, Inc.

_____
I have received the Rescission Offer/Disclosure Statement dated December 29, 2010, and I hereby do not affirm my purchase of shares in Shogun Energy, Inc., and request that the Corporation return to me my original purchase price paid for shares in the Corporation, plus interest at one percent per month.

******************************************************************************

In addition to the above affirmation selection, please read and initial the following:

_____
As part of the Rescission Offer/Disclosure Statement, I received information regarding proposed transactions of Vanity Event Holdings, Inc., a publicly-traded company.  I understand that any use of the information received by me in connection with the purchase or sale of the securities of Vanity Event Holdings, Inc., is a violation of securities law.

Dated _______________, 2010.  (Pursuant to State statute, you must execute this Rescission Offer on December 31, 2010.)

Signature